Exhibit 4.10

SMART TECHNOLOGIES

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

Dated as of December 19, 2012

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

1.	PURPOSE OF THE PLAN

1.1	The purpose of this Amended and Restated Participant Equity Loan Plan is to provide loans to Participants to purchase Equity Plan Shares with a view to incentivizing Participants and better aligning their interests with those of Smart Technologies Inc. (“Smart Tech”) and the Initial Shareholders.

1.2	This Plan shall not give any Participant the right to be employed by SMART Technologies ULC (“SMART”) or any Subsidiary of SMART, or to continue to be employed by SMART or any Subsidiary Entity of SMART.

2.	DEFINITIONS

2.1	“Act” means the Securities Act (Alberta), as amended from time to time.

2.2	“Administrator” means the Board of Directors or any other person or persons designated by the Board of Directors.

2.3	“Apax” means the Investor, as such term is defined in the Securityholders Agreement.

2.4	“Board of Directors” means the board of directors of Smart Tech.

2.5	“Business Day” means a day, other than a Saturday, Sunday or statutory or civil holiday, when banks are generally open for the transaction of business in Calgary, Alberta.

2.6	“Call Co.” means a corporation that is designated by the Administrator and has been formed for the purpose of exercising (as designated by Smart Tech) the right to purchase Equity Plan Shares from Participants pursuant to Section 8.

2.7	“Cause” means:

(a)	the Participant’s dishonesty, misappropriation, wilful misconduct, theft, fraud or gross negligence in the carrying out of the Participant’s duties, or involving the property, business or affairs of SMART or its Subsidiaries;

(b)	the (i) Participant performing his or her duties and responsibilities in a manner which is significantly less than the minimum level of performance reasonably expected of an employee in a similar position or (ii) the failure by the Participant to adhere to the policies of Smart Tech, as applicable, after notice by Smart Tech of the failure to do so and an opportunity for the Participant to correct the failure within 30 days from the receipt of such notice;

(c)	the Participant’s conviction of a criminal or other statutory offence that has a potential sentence of imprisonment greater than six months or the Participant’s conviction of a criminal or other statutory offence involving, in the sole discretion of the Board of Directors, moral turpitude;

(d)	the Participant’s breach of a fiduciary duty owed to SMART or its Subsidiaries; or

(e)	the Participant’s refusal to follow the lawful written direction of the Board of Directors.

2.8	“Change of Control” means:

(a)	the acceptance of an Offer by one or more of the Initial Shareholders that will constitute the Offeror, upon the completion of such transaction or series of transactions contemplated by the Offer, together with persons acting jointly or in concert with the Offeror, as a shareholder of Smart Tech being entitled to exercise more than 67% of the voting rights attaching to the outstanding Smart Shares (provided that prior to the Offer, the Offeror was not entitled to exercise more than 67% or more of the voting rights attaching to the outstanding Smart Shares);

(b)	the completion of a consolidation, merger or amalgamation of Smart Tech with or into any other entity whereby the Initial Shareholders immediately prior to the consolidation, merger or amalgamation receive less than 33% of the voting rights attaching to the outstanding securities of the consolidated, merged or amalgamated entity; or

(c)	the completion of a sale whereby all or substantially all of Smart Tech’s undertakings and assets become the property of any other entity and the Initial Shareholders immediately prior to that sale hold less than 33% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale.

2.9	“Change of Control Proceeds” has the meaning ascribed to that term in Section 8.2(b)(i).

2.10	“Continuing Participant” means a senior-level executive or employee of SMART or any of its Subsidiaries that has been designated by the Administrator as eligible to participate in this Plan and will continue to be employed by SMART.

2.11	“Departure Date” means the last day of employment of a Participant with Smart Tech.

2.12	“Disability” means any incapacity or inability by a person, including any physical or mental incapacity, disease or affliction of such person as determined by a legally qualified medical practitioner or by a court, which has prevented such person from performing the essential duties of his or her position (taking into account reasonable accommodation by SMART or a Subsidiary of SMART) for a continuous period of six months or for any cumulative period of 180 days in any 18 consecutive month period.

2.13	“Equity Plan Share” means any common share in the capital of Smart Tech, of whatsoever class, purchased by a Participant pursuant to and in accordance with the terms of this Plan, and “Equity Plan Shares” means, collectively, all of the issued and outstanding Equity Plan Shares.

2.14	“Escrow Agent” means an arm’s length third-party mutually acceptable to both the Offeror and the Administrator that will be appointed as escrow agent pursuant to the terms of the Escrow Agreement.

2.15	“Escrow Agreement” means the escrow agreement, to be dated as of the closing date of the Change of Control transaction, among each Select Participant, Smart Tech, the Offeror and the Escrow Agent in a form acceptable to Smart Tech and the Offeror, in each case acting reasonably.

2.16	“Executive First Installment Bonus” means the net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to an Executive Participant in January 2013 in an amount previously determined by the Board of Directors, which amount will be applied by the Executive Participant to repay a portion of the loan, if any, owed by the Executive Participant under the External Loan Agreement.

2.17	“Executive Participant” means a senior-level executive of SMART or any of its Subsidiaries that has entered into an External Loan Agreement.

2.18	“Executive Second Installment Bonus” means the net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to an Executive Participant no later than December 31, 2013 in an amount previously determined by the Board of Directors, which amount will be applied by the Executive Participant to repay a portion of the loan, if any, owed by the Executive Participant under the External Loan Agreement.

2.19	“External Loan Agreement” means an Executive Participant that has entered into a loan agreement with an external bank dated on or about January 1, 2009.

2.20	“Fair Market Valuation” means the Fair Market Value valuation to be prepared in accordance with Section 12 of this Plan.

2.21	“Fair Market Value” means “market price” as defined in Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids.

2.22	“First Installment Bonus” means the net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to a Continuing Participant and a Transitional Participant in January 2013 in an amount previously determined by the Board of Directors, which amount will be applied by the Continuing Participant or the Transitional Participant, as applicable, to repay a portion of the Participant Loan owed to Smart Tech.

2.23	“Initial Public Offering” means an initial public offering resulting in the holding of an equity interest of SMART or Smart Tech by the public or a transaction giving rise to a stock exchange listing or over-the-counter quotation of interests or equity of SMART or Smart Tech, including an amalgamation, a share exchange take-over, a reverse take-over or other transaction having a similar result.

2.24	“Initial Shareholders” has the meaning ascribed to that term in the Securityholders Agreement.

2.25	“Invested Capital” means the sum of Cdn$508,951,549.00, being the aggregate of the value of the issued and outstanding common shares and preference shares of Smart Tech together with all outstanding shareholder loans made to Smart Tech as of August 28, 2007.

2.26	“Liquidity Date” has the meaning ascribed to that term in Section 8.2(a).

2.27	“Liquidity Event” means (i) an Initial Public Offering; or (ii) a Change of Control of Smart Tech.

2.28	“Loan Agreement” means the loan agreement entered into among Smart Tech and a Continuing Participant, a Transitional Participant or a Terminated Participant dated on or about January 1, 2009, as amended and restated as of the date hereof, substantially in the form set out in Schedule “C” attached hereto in relation to any advance of funds by Smart Tech to such Continuing Participant, Transitional Participant or Terminated Participant, as applicable, as a Participant Loan.

2.29	“Offer” means a bona fide arm’s length offer made by an Offeror to any or all holders of Smart Shares to purchase, directly or indirectly, Smart Shares.

2.30	“Offeror” means an arm’s length third-party that makes an Offer, the completion of which will result in a Change of Control.

2.31	“Participant Payment” means: (i) in the case of an Executive Participant, an Executive First Installment Bonus and Executive Second Installment Bonus; (ii) in the case of a Continuing Participant, the First Installment Bonus and the Second Installment Bonus; (iii) in the case of a Transitional Participant, the First Installment Bonus and the Transitional Payment; and (iv) in the case of a Terminated Participant, a Termination Payment.

2.32	“Participant Loan” means the loan amount previously advanced by Smart Tech to a Continuing Participant, a Transitional Participant or a Terminated Participant (together with any accrued but unpaid interest thereon) which amount was used by such Participant to purchase Equity Plan Shares in accordance with the terms of this Plan.

2.33	“Participant” means an Executive Participant, a Continuing Participant, a Transitional Participant or a Terminated Participant.

2.34	“person” means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative.

2.35	“Plan” means this Amended and Restated Participant Equity Loan Plan, as may be amended, restated and/or supplemented from time to time.

2.36	“Pledge Agreement” means the pledge agreement entered into between Smart Tech and a Participant dated on or about January 1, 2009, as amended and restated as of the date hereof, substantially in the form set out in Schedule “D”.

2.37	“Prime Rate” means the annual rate of interest announced from time to time by the Bank of Canada as a reference rate then in effect for determining interest rates on Canadian commercial loans.

2.38	“Purchase Price” means the price, as determined by the Board of Directors, at any time and from time to time, for which Equity Plan Shares are made available for purchase by a Participant pursuant to this Plan.

2.39	“Repurchase Proceeds” means the per Equity Plan Share proceeds payable by Smart Tech or Call Co. (as the case may be) to a Participant in connection with the purchase by Call Co. of any Equity Plan Shares owned by such Participant pursuant to Article 8.

2.40	“Restricted Shares” has the meaning ascribed to that term in Section 8.2(b)(i).

2.41	“Second Installment Bonus” means the net bonus (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to a Continuing Participant no later than December 31, 2013 in an amount previously determined by the Board of Directors, which amount will be applied by the Continuing Participant to repay a portion of the Participant Loan owed to Smart Tech.

2.42	“Securityholders Agreement” means the amended and restated securityholders agreement made as of August 28, 2007 among Smart Tech, SMART, each Investor named in Schedule “A” to the Securityholders Agreement, the Founder (as defined in the Securityholders Agreement), Intel (as defined in the Securityholders Agreement), School 3 ULC and School S.á.r.l.

2.43	“Select Participants” has the meaning ascribed to that term in Section 8.2(f).

2.44	“Severance Pay” means the amount paid to a Transitional Participant or Terminated Participant by Smart Tech upon termination of the employment of such Transitional Participant or Terminated Participant.

2.45	“SMART” means SMART Technologies ULC, an unlimited liability company formed under the laws of the Province of Alberta.

2.46	“Smart Shares” means, collectively, all of the issued and outstanding common shares, of whatsoever class, in the capital of Smart Tech.

2.47	“Smart Tech” means Smart Technologies Inc., a corporation incorporated under the laws of the Province of Alberta.

2.48	“Subsidiary” has the meaning ascribed to that term in National Instrument 45-106 Prospectus and Registration Exempt Distributions.

2.49	“Term” means the period during which this Plan is in effect, which period commenced on January 1, 2009 and shall end on December 31, 2016, or such earlier date as may be determined by the Board of Directors pursuant to Section 10.2.

2.50	“Termination Event” means the termination or cessation of a Participant’s employment with SMART or any Subsidiary of SMART.

2.51	“Terminated Participant” means a senior-level executive or employee of SMART or any of its Subsidiaries that has been designated by the Administrator as eligible to participate in this Plan and whose employment has been or will be shortly terminated.

2.52	“Termination Payment” means a net payment (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to a Terminated Participant in an amount previously determined by the Board of Directors, which amount will be applied by the Terminated Participant to repay a portion of the Participant Loan owed to Smart Tech.

2.53	“Transitional Payment” means a net payment (i.e., after reduction for applicable withholding taxes and other source deductions) to be paid by Smart Tech to a Transitional Participant upon termination of the employment of the Transitional Participant in an amount previously determined by the Board of Directors, which amount will be applied by the Transitional Participant to repay a portion of the Participant Loan owed to Smart Tech.

2.54	“Transitional Participant” means a senior-level executive or employee of SMART or any of its Subsidiaries that has been designated by the Administrator as eligible to participate in this Plan and will continue to be employed by SMART for a transitional period, subsequent to which the employment of such individual will be terminated.

2.55	“Undertaking” means an undertaking of a Continuing Participant, Transitional Participant or Terminated Participant substantially in the form set out in Schedule “G”.

2.56	“Unrestricted Proportionate Amount” has the meaning ascribed to that term in Section 8.2(a)(i)(A).

2.57	“Unrestricted Shares” has the meaning ascribed to that term in Section 8.2(a).

2.58	“Voting Trust Agreement” means the voting trust agreement entered into between Smart Tech and a Participant dated on or about January 1, 2009 substantially in the form set out in Schedule “E”.

3.	CONSTRUCTION AND INTERPRETATION

3.1	In this Plan, references to the male gender will include the female gender and vice versa and references to the singular shall include the plural and vice versa, as the context shall require.

3.2	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.3	All references in this Plan to currency refer to lawful Canadian dollars, unless otherwise noted.

3.4	Whenever any action to be taken or payment to be made pursuant to this Plan would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

4.	ADMINISTRATION OF THE PLAN

4.1	The Administrator shall administer this Plan. Subject to the limitations hereof, the Administrator shall have the power and authority to:

(a)	adopt rules and regulations for implementing this Plan and generally for the proper administration and operation of this Plan;

(b)	interpret and construe the provisions of this Plan;

(c)	subject to any regulatory requirements, make exceptions to this Plan in circumstances which they determine to be exceptional;

(d)	delegate any or all of their power and authority under (a), (b) or (c) above to such persons or groups of person on such terms and on such conditions as the Administrator may in their absolute discretion determine; and

(e)	take such other steps as they determine to be necessary or desirable to give effect to this Plan.

Any decision, approval or determination made by a person or group of persons delegated with the ability to make such decision, approval or determination pursuant to (d) above shall be deemed to be a decision, approval or determination, as the case may be, of the Administrator.

5.	ELIGIBILITY AND ACQUISITION OF EQUITY PLAN SHARES

5.1	Subject to Section 5.3, the Administrator shall:

(a)	designate those Participants eligible to participate in this Plan;

(b)	determine the level of each such Participant’s permitted participation in this Plan (expressed as a maximum number of Equity Plan Shares in relation to which Smart Tech is prepared to advance a Participant Loan to such Participant);

(c)	establish the Purchase Price for Equity Plan Shares that can be purchased under this Plan at any time and from time-to-time;

(d)	notify each Participant designated as eligible to participate in this Plan of such determinations; and

(e)	determine the amount of the Participant Payment.

5.2	Of those Equity Plan Shares purchased by a Participant under this Plan, 40% shall be deemed to be “Time Based Shares” and the remaining 60% deemed to be “Performance Based Shares”; which Equity Plan Shares shall be eligible to become Unrestricted Shares in accordance with the provisions of Schedule “B”.

5.3	Notwithstanding Section 5.1, participation in this Plan shall be subject to the following limitations:

(a)	the maximum amount of any Participant Loan advanced to a Participant shall not exceed 100% of the Purchase Price of the Equity Plan Shares to be purchased with the assistance of the Participant Loan; and

(b)	the maximum number of Equity Plan Shares which Participants shall be afforded the opportunity to purchase under this Plan shall not, in the aggregate, exceed 6% of all of the issued and outstanding Smart Shares as of the date hereof.

5.4	Participation in this Plan shall be entirely voluntary and any decision not to participate shall not affect a Participant’s position or employment with SMART or any of its Subsidiaries.

5.5	A Participant that has been designated as eligible to participate in this Plan by the Administrator may elect to participate in this Plan by signing and delivering to Smart Tech:

(a)	a participation election substantially in the form attached hereto as Schedule “A” (a “Participation Election”);

(b)	a Loan Agreement, if applicable;

(c)	if applicable, a certified cheque payable to Smart Tech in the amount of (i) the aggregate Purchase Price of the Equity Plan Shares to be purchased by such Participant, less (ii) the amount of the Participant Loan; and

(d)	a Pledge Agreement pursuant to which the Participant shall pledge the Equity Plan Shares purchased by or on behalf of the Participant under this Plan as security for the due satisfaction and performance of the Participant’s liabilities and obligations arising under the Loan Agreement.

5.6	A Continuing Participant and a Transitional Participant that has been designated as eligible to receive a Participant Payment shall, prior to Smart Tech paying the Participant Payment to the Participant, sign and deliver to Smart Tech:

(a)	an Undertaking;

(b)	an amended and restated loan agreement; and

(c)	an amended and restated pledge agreement.

5.7	A Terminated Participant that has been designated as eligible to receive a Participant Payment shall, prior to Smart Tech paying the Participant Payment to the Participant, sign and deliver to Smart Tech:

(a)	an Undertaking; and

(b)	an amended and restated loan agreement.

5.8	If the employment of an Executive Participant is involuntarily terminated by Smart Tech prior to payment by Smart Tech of the Executive Second Installment Bonus, Smart Tech will pay the Executive Second Installment Bonus to the Executive Participant no later than five days from the Departure Date. If the Executive Participant voluntarily resigns prior to payment by Smart Tech of the Executive Second Installment Bonus, such Executive Participant shall not receive the Executive Second Installment Bonus.

5.9	If the employment of a Continuing Participant is involuntarily terminated by Smart Tech prior to payment by Smart Tech of the Second Installment Bonus, Smart Tech will pay the Second Installment Bonus to the Continuing Participant no later than five days from the Departure Date. If the Continuing Participant voluntarily resigns prior to payment by Smart Tech of the Second Installment Bonus, such Continuing Participant shall not receive the Second Installment Bonus.

5.10	If the employment of a Transitional Participant is involuntarily terminated by Smart Tech prior to payment by Smart Tech of the Transitional Payment, Smart Tech will pay the Transitional Payment to the Transitional Participant no later than five days from the Departure Date. If the Transitional Participant resigns prior to the date the Transitional Participant agreed to remain employed by Smart Tech, such Transitional Participant shall not receive the Transitional Payment.

5.11	If a Participant does not elect to participate in this Plan or elects to participate in this Plan to the extent of less than his or her full entitlement, then all rights of the Participant with respect to the Equity Plan Shares or balance of the Equity Plan Shares that might have been acquired by such Participant shall terminate.

5.12	Each Participant shall, on request, be provided with a copy of this Plan, including all schedules attached hereto.

5.13	Equity Plan Shares will be purchased by or on behalf of any Participant participating in this Plan as follows:

(a)	Equity Plan Shares shall be issued and purchased from treasury of Smart Tech on such date and time as the Administrator may determine in its absolute discretion; and

(b)	Equity Plan Shares shall be purchased at the Purchase Price determined by the Administrator as at the date of purchase.

6.	PARTICIPANT LOANS

6.1	Upon receipt by Smart Tech of duly executed copies of the requisite Participation Election, Loan Agreement and Pledge Agreement, together with any certified cheque described in subsection (c) of Section 5.5, as applicable, Smart Tech shall advance the Participant Loan to the Participant, and such Participant shall use such loan amount to purchase the number of Equity Plan Shares indicated by the Participant’s Participation Election, which Equity Plan Shares shall be subject to the pledge contemplated by the Pledge Agreement and the voting trust contemplated by the Voting Trust Agreement. The Participant agrees that the entire amount of the Participant Loan shall be used for the sole purpose of purchasing Equity Plan Shares pursuant to this Plan. In the event that any portion of the Participant Loan is not utilized to purchase Equity Plan Shares pursuant to this Plan, the Participant shall forthwith cause such funds to be immediately repaid to Smart Tech.

6.2	Each Participant Loan shall, pursuant to and in accordance with the terms of the Loan Agreement:

(a)	be for a term equal to the Term of this Agreement;

(b)	be interest-free;

(c)	provide for a minimum annual payment to be made by a Continuing Participant in the aggregate amount of not less than 5% of the principal amount of the Participant Loan plus the amount of interest accrued thereon during the preceding year, and shall otherwise be payable pursuant to and in accordance with the terms of the Loan Agreement representing such Participant Loan;

(d)	Notwithstanding Section 6.2(c), for so long as the Participant Payment or the proceeds of any sale of Equity Plan Shares paid to Smart Tech by a Continuing Participant exceeds 5% of the principal amount of the Participant Loan plus the amount of interest accrued thereon during the preceding year, there shall be no minimum annual payment as would otherwise be required under Section 6.2(c);

(e)	pursuant to and in accordance with the terms of the Pledge Agreement, be secured by a security interest granted by the Participant to Smart Tech in the Equity Plan Shares to secure the due satisfaction and performance of all liabilities and obligations of the Participant arising under the Loan Agreement until such time as the Participant Loan and all amounts related thereto, if any, are fully repaid; and

(f)	provide that, to the extent that any amount of a Participant Loan that has become due and payable remains outstanding, in enforcing the terms of the Loan Agreement Smart Tech shall: (i) have recourse first, in accordance with the terms of the Pledge Agreement, to the Equity Plan Shares then subject to the Pledge Agreement; and second, in the event any deficiency remains after the realization of such pledged Equity Plan Shares, personally to the Participant for the full amount of any deficiency remaining thereafter, and (ii) in enforcing the Loan Agreement against the Participant, be permitted to sue or otherwise make any claim against the Participant for any such deficiency.

6.3	Pursuant to and in accordance with the terms of the Pledge Agreement, at such time as the Participant Loan has been repaid in full such Participant’s related Pledge Agreement, as may be amended or restated from time to time, shall be terminated.

6.4	Each Participant acknowledges and agrees that, if, in connection with the completion of an Initial Public Offering Participant Loans made to certain Participants are required by applicable laws to be repaid, such Participant Loans shall become due and payable in accordance with the terms of the Loan Agreement on such date and at such time as is required by applicable laws.

7.	POSSESSION OF EQUITY PLAN SHARES AND EXERCISE OF VOTING RIGHTS

7.1	Subject to the terms hereof and of any Pledge Agreement, each Executive Participant:

(a)	shall be the sole owner of all Equity Plan Shares purchased on his or her behalf under this Plan with all of the rights and obligations associated therewith (including, without limitation all voting rights);

(b)	following the payment of the Executive First Installment Bonus by Smart Tech to an Executive Participant, which amount will be used by the Executive Participant to repay a portion of the amount outstanding under the External Loan Agreement, if any, shall be entitled to the transfer and delivery of any Equity Plan Shares, including Equity Plan Shares that would otherwise be Restricted Shares pursuant to Schedule “B”; and

(c)	following receipt of the Equity Plan Shares by an Executive Participant pursuant to Section 7.1(b), there shall be no restriction on the transfer or sale of the Equity Plan Shares.

7.2	Subject to the terms hereof and of any Pledge Agreement, each Continuing Participant:

(a)	shall be the sole owner of all Equity Plan Shares purchased on his or her behalf under this Plan with all of the rights and obligations associated therewith (including, without limitation all voting rights);

(b)	following the payment of the First Installment Bonus by Smart Tech to a Continuing Participant, which amount will be used by the Continuing Participant to repay a portion of the amount outstanding under the Loan Agreement between Smart Tech and the Continuing Participant, shall be entitled to the transfer and delivery of any Equity Plan Shares, including Equity Plan Shares that would otherwise be Restricted Shares pursuant to Schedule “B”, provided that such Equity Plan Shares shall remain subject to the Pledge Agreement; and

(c)	following receipt of the Equity Plan Shares by a Continuing Participant pursuant to Section 7.2(b), there shall be no restriction on the transfer or sale of the Equity Plan Shares, provided that in the event a Continuing Participant sells the Equity Plan Shares, the Continuing Participant will pay off the outstanding balance of the Participant Loan using the gross proceeds from the sale of the Equity Plan Shares prior to 5:00 p.m. (Calgary time) on the fifth day following the sale of such Equity Plan Shares.

7.3	Subject to the terms hereof and of any Pledge Agreement, each Transitional Participant:

(a)	shall be the sole owner of all Equity Plan Shares purchased on his or her behalf under this Plan with all of the rights and obligations associated therewith (including, without limitation all voting rights);

(b)	following the payment of the First Installment Bonus by Smart Tech to a Transitional Participant, which amount will be used by the Transitional Participant to repay a portion of the amount outstanding under the Loan Agreement between Smart Tech and the Transitional Participant, shall be entitled to the transfer and delivery of any Equity Plan Shares, including Equity Plan Shares that would otherwise be Restricted Shares pursuant to Schedule “B”, provided that such Equity Plan Shares shall remain subject to the Pledge Agreement; and

(c)	following receipt of the Equity Plan Shares by a Transitional Participant pursuant to Section 7.3(b), there shall be no restriction on the transfer or sale of the Equity Plan Shares, and each Transitional Participant agrees to pay off the outstanding balance of the Participant Loan on or before the Departure Date.

7.4	Subject to the terms hereof and of any Pledge Agreement, each Terminated Participant:

(a)	shall be the sole owner of all Equity Plan Shares purchased on his or her behalf under this Plan with all of the rights and obligations associated therewith (including, without limitation all voting rights);

(b)	agrees to pay off the outstanding balance of the Participant Loan on or before the Departure Date; and

(c)	following repayment of the amount outstanding under the Loan Agreement between Smart Tech and the Terminated Participant, shall be entitled to the transfer and delivery of all Equity Plan Shares in accordance with the Pledge Agreement.

7.5	Notwithstanding anything else in this Plan, a Participant shall:

(a)	not assign, charge, pledge or otherwise create a security interest in any of the Equity Plan Shares owned by the Participant except pursuant to the Pledge Agreement;

(b)	not, while the Equity Plan Shares are subject to the provisions of the Voting Trust Agreement, be entitled to exercise the voting rights otherwise associated with the Equity Plan Shares;

(c)	not sell, transfer or otherwise dispose of the Equity Plan Shares except in accordance with the provisions of Smart Tech’s constating documents; and

(d)	in the event that Apax elects pursuant to the terms of the Securityholders Agreement to drag or otherwise require Intel and the Founders (as such terms are defined in the Securityholders Agreement) to sell or transfer their Equity Plan Shares to another person, shall be required to sell or transfer all or such number of their Equity Plan Shares on the same terms and conditions as Intel and the Founders are so required to sell their Equity Plan Shares.

7.6	Each Participant acknowledges and agrees that there may be restrictions on the ability to transfer publicly traded shares acquired by such Participant on exchange of any of his or her Equity Plan Shares required by underwriters, regulators or others in connection with an Initial Public Offering. Upon request of the Administrator, each Participant shall execute such escrow agreements or other documentation providing for the restriction on transferability of such shares as the Administrator may direct.

8.	SHARE PURCHASE AND/OR RELEASE EVENTS

8.1	Termination Events – If the employment of a Participant with SMART or a Subsidiary of SMART is terminated or ceases at any time during the Term of this Plan, the following provisions of this Section 8.1 shall apply.

(a)	Smart Tech shall on a date which is not later than 120 days from the date of such termination or cessation of employment (the “Repurchase Date”) have the right,

but not the obligation, to cause Call Co. to purchase up to all Unrestricted Shares then owned by the Participant, all in accordance with terms and for the Repurchase Proceeds specified in Schedule “B”.

(b)	Smart Tech shall within 30 days of the date that a Participant’s employment with SMART or a subsidiary of SMART is terminated or ceases, provide such Participant with written notice of the number of Unrestricted Shares, if any, and the number of Restricted Shares to be so purchased (the “Repurchase Notice”) with such purchase or redemption to be completed on the date specified in the Repurchase Notice, provided however, that such completion date shall be on a date that is not later than 120 days from the date of such termination or cessation of the former Participant’s employment.

(c)	On the Repurchase Date: (i) the amount of the Participant’s then outstanding Participant Loan that relates to those Equity Plan Shares so purchased pursuant to this Section 8.1 shall become due and payable pursuant to and in accordance with the provisions of the Participant’s Loan Agreement; and (ii) the Repurchase Proceeds shall, in accordance with the terms of the Loan Agreement, be applied first towards the repayment of the then outstanding Participant Loan.

(d)	If the Repurchase Proceeds are sufficient to repay the amount of the former Participant’s then outstanding Participant Loan, the former Participant’s Participant Loan shall be terminated, and the excess Repurchase Proceeds, if any, shall be paid to the former Participant.

(e)	If the Repurchase Proceeds are insufficient to repay the amount of the former Participant’s then outstanding Participant Loan the former Participant shall remain liable for any amount that remains outstanding in accordance with and subject to the provisions of the Participant’s Loan Agreement.

(f)	In respect of the Unrestricted Shares then owned by the former Participant, if Smart Tech:

(i)	elects to purchase such Unrestricted Shares, on the date of completion of such purchase or redemption the Unrestricted Shares shall be released from and no longer subject to the voting trust contemplated by the Voting Trust Agreement, which agreement shall be terminated; and

(ii)	does not elect to purchase such Unrestricted Shares, such Unrestricted Shares shall not be released from and will continue to be subject to the voting trust contemplated by the Voting Trust Agreement.

8.2	Liquidity Event – If during the Term of this Plan a Liquidity Event is completed, the following provisions of this Section 8.2 shall apply.

(a)	Initial Public Offering. In connection with the occurrence of a Liquidity Event that is an Initial Public Offering:

(i)	Unrestricted Shares – with respect to those Equity Plan Shares then owned by a Participant that have become unrestricted prior to or in connection with the completion of the Liquidity Event in accordance with Schedule “B” (the “Unrestricted Shares”):

(A)	Participant Loan - such amount of the Participant’s then outstanding Participant Loan as is proportionate to the percentage that the Unrestricted Shares owned by the Participant represents of all Equity Plan Shares then owned by the Participant (the “Unrestricted Proportionate Amount”) shall, on the date of completion of such event (a “Liquidity Date”), become due and payable pursuant to and in accordance with the terms of the Participant’s Loan Agreement and the Participant shall remain liable for any and all amounts that remain outstanding in accordance with and subject to the terms of the Loan Agreement;

(B)	Release of Unrestricted Shares - if such Unrestricted Proportionate Amount of the Participant Loan has been repaid in full on or before the Liquidity Date the Unrestricted Shares shall be released from and no longer subject to the terms of the voting trust contemplated by the Voting Trust Agreement, and the Unrestricted Shares shall be released and delivered to such Participant;

(C)	Non-Release of Unrestricted Shares - if such Unrestricted Proportionate Amount of the Participant Loan has not been repaid in full on or before the Liquidity Date, the Unrestricted Shares shall continue to be subject to the voting trust contemplated by the Voting Trust Agreement, and such Unrestricted Shares shall not be released and delivered to such Participant;

(ii)	Restricted Shares – with respect to the Equity Plan Shares then owned by the Participant that have been deemed to be restricted prior to or in connection with the completion of the Liquidity Event in accordance with Schedule “B” (the “Restricted Shares”), as of and following the Liquidity Date;

(A)	the amount of the Participant Loan then outstanding as is proportionate to the percentage that the Restricted Shares then owned by the Participant represents of all Equity Plan Shares then owned by the Participant shall continue to remain outstanding pursuant to and in accordance with the provisions of the Participant’s Loan Agreement; and

(B)	the voting trust contemplated by the Voting Trust Agreement shall continue to apply to such Restricted Shares.

(b)	Change of Control. In connection with a Liquidity Event that is a Change of Control, on the date of completion of the Change of Control:

(i)	Unrestricted Shares - with respect to the Unrestricted Shares then owned by the Participant, the Participant shall be required to sell or otherwise transfer any and all such Unrestricted Shares, notwithstanding any allocation of proceeds in connection with the Change of Control, for not less than the per Smart Share consideration to be paid to or received by the Initial Shareholders pursuant to and in accordance with the terms and conditions of the Change of Control transaction (the “Change of Control Proceeds”);

(ii)	Participant Loan - the full amount of the Participant’s then outstanding Participant Loan shall become due and payable pursuant to and in accordance with the terms of the Participant’s Loan Agreement;

(iii)	Application of Proceeds - the Change of Control Proceeds and Restricted Share Proceeds received in respect of the Participant’s Equity Plan Shares shall, in accordance with the terms of the Loan Agreement, be applied towards the repayment of the then outstanding Participant Loan;

(iv)	Sufficient Proceeds - if such Change of Control Proceeds and Repurchase Proceeds are sufficient to repay the Participant’s then outstanding Participant Loan, the Participant’s Loan Agreement shall be terminated and the excess proceeds, if any, shall be paid to the Participant;

(v)	Insufficient Proceeds - if such Change of Control Proceeds and Repurchase Proceeds are insufficient to repay the Participant’s then outstanding Participant Loan, the Participant shall remain liable for any and all amounts that remain outstanding in accordance with and subject to the provisions of the Loan Agreement; and

(vi)	on the date of completion of such purchase or redemption, the Equity Plan Shares shall be released from and no longer subject to the voting trust contemplated by the Voting Trust Agreement, which agreement shall be terminated.

(c)

Amendment of Plan in Connection with Initial Public Offering - Each Participant hereby acknowledges and agrees that in connection with or following the completion of an Initial Public Offering, the Administrator shall be entitled to amend the terms of the Plan in such manner as it determine is appropriate in the circumstances and without the consent of any shareholder or Participant, including, without limitation: (i) amending Smart Tech’s purchase or redemption rights and obligations (including changing Smart Tech’s obligation to cause Call Co. to purchase Restricted Shares in connection with a termination of a Participant’s employment to a right to purchase); (ii) the restriction criteria relating to the Equity Plan Shares (as described in Schedule “B”); (iii) the ability to deem Equity Plan Shares that do not otherwise become Unrestricted Shares (in accordance with Schedule “B”) in connection with the completion of an Initial Public Offering to be Restricted Shares for the purposes of Section 8.2(a)(ii); and (iv) amending the terms of any related Loan Agreement and Pledge Agreement; provided that such amendments are not, in the aggregate, materially adverse in interest to the rights of the Participant as holder of Equity Plan Shares as constituted as of the date hereof and provided further, however, that notwithstanding any other provision of the Plan or any Loan Agreement or Pledge Agreement, without the approval of the shareholders of the Corporation no amendment will be made that would:

(i)	increase the total number of Equity Plan Shares available for issuance under the Plan;

(ii)	extend the term of any Participant Loan benefiting an insider of the Corporation; or

(iii)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement.

(d)	Pro Rata Participation on Change of Control – Notwithstanding the provisions of Schedule “B” or any other provision of this Plan, in the event that a Change of Control transaction involves the sale or transfer of less than 100% of the outstanding Smart Shares, only that number of the Equity Plan Shares then owned by each Participant as is proportionate to the aggregate number of the Smart Shares to be acquired or transferred in connection with the Change of Control, calculated on a pro rata basis based on the total number of Smart Shares then issued and outstanding, shall be eligible to become Unrestricted Shares in accordance with Schedule “B” and all other Equity Plan Shares owned by the Participant shall be deemed to be Restricted Shares for the purposes of Section 8.2(b)(i).

(e)	Non-Cash Consideration – In the event that a Change of Control transaction involves the payment or delivery of non-cash consideration as full or partial consideration for the Smart Shares (including any Equity Plan Shares) being acquired in connection with the completion of such Change of Control transaction, to the extent that a prescribed value is not attributed to such non-cash consideration in connection with the transaction, the Administrator shall determine, or at the Administrator’s option shall cause a financial advisor to determine, the value to be attributed to such non-cash consideration for the purposes of determining the number of Equity Plan Shares that are to become Unrestricted Shares pursuant to Schedule “B” in connection with such Change of Control.

(f)	Select Participants – Each Participant hereby acknowledges and agrees (i) that in connection with the completion of a Change of Control transaction the Offeror shall, subject to the approval of the Administrator, be entitled to select up to 15 Participants (the “Select Participants”) and, (ii) that the provisions set forth in Schedule “F” shall apply to the Unrestricted Shares then owned by, and the Change of Control Proceeds otherwise payable to, those Select Participants pursuant Section 8.2(b)(i).

8.3	Early Vesting of Restricted Shares for Continuing Participants and Transitional Participants – Following payment of the First Installment Bonus by Smart Tech to a Continuing Participant or a Transitional Participant to repay a portion of the Participant Loan, all Restricted Shares then owned by the Continuing Participant or the Transitional Participant, as applicable, shall become Unrestricted Shares and shall be released and delivered to such Continuing Participant or Transitional Participant, irrespective of whether such Equity Plan Shares would otherwise be restricted pursuant to Schedule “B”.

8.4	Early Vesting of Restricted Shares for Executive Participants – Following payment of the Executive First Installment Bonus by Smart Tech to an Executive Participant to repay a portion of the loan, if any, owed by the Executive Participant under the External Loan Agreement, all Restricted Shares then owned by the Executive Participant shall become Unrestricted Shares and shall be released and delivered to such Executive Participant, irrespective of whether such Equity Plan Shares would otherwise be restricted pursuant to Schedule “B”.

8.5	Severance Pay – In the event that a Transitional Participant or a Terminated Participant has an outstanding Participant Loan after application of the Transitional Payment and the Termination Payment, as applicable, to repay the Participant Loan, such Transitional Participant and Terminated Participant may direct Smart Tech to apply a portion of the Severance Pay to pay off the remaining balance of the Participant Loan.

8.6	Expiry of Term of the Plan – On the last day of the Term of this Plan, the following provisions of this Section 8.6 shall apply.

(a)	Optional Right to Purchase Equity Plan Shares - Smart Tech shall have the right, but not the obligation, exercisable in its sole discretion, to cause Call Co. to purchase the Equity Plan Shares then owned by a Participant for Repurchase Proceeds in an amount equal to the Fair Market Value per Equity Plan Share.

(b)	Exercise of Right to Purchase - In the event that Smart Tech, by the delivery of a Repurchase Notice to a Participant, so elects to exercise its right to purchase pursuant to Section 8.6(a):

(i)	on the closing date specified in the Repurchase Notice, which closing date shall be not later than 10 Business Days following the last day of the Term of the Plan:

(A)	the amount of the Participant’s then outstanding Participant Loan shall become due and payable pursuant to and in accordance with the provisions of the Participant’s Loan Agreement; and

(B)	the Repurchase Proceeds shall, in accordance with the terms of the Loan Agreement, be applied towards the repayment of the Participant’s then outstanding Participant Loan;

(ii)	if the Repurchase Proceeds are sufficient to repay the Participant’s then outstanding Participant Loan, the Loan Agreement shall be terminated, and the excess Repurchase Proceeds, if any, shall be paid to the Participant;

(iii)	if the Repurchase Proceeds are insufficient to repay the Participant’s then outstanding Participant Loan, the Participant shall remain liable for any amount that remains outstanding in accordance with and subject to the provisions the Loan Agreement; and

(iv)	on the date of completion of such purchase, the Equity Plan Shares so purchased shall be released from and no longer subject to the voting trust contemplated by the Voting Trust Agreement, which agreement shall be terminated.

(c)	Non-Exercise of Right to Purchase - In the event that Smart Tech does not elect to exercise its right to purchase a Participant’s Equity Plan Shares pursuant to Section 8.6(a):

(i)	the amount of the Participant’s then outstanding Participant Loan shall become due and payable and the Participant shall be liable for any amount outstanding in accordance with and subject to the terms of the Loan Agreement; and

(ii)	the Participant’s Equity Plan Shares shall not be released from and will continue to be subject to the voting trust contemplated by the Voting Trust Agreement and the Voting Trust Agreement shall not be terminated.

8.7	Payment of Repurchase Proceeds – Any payment of Repurchase Proceeds to be made to a Participant by Smart Tech or Call Co. (as the case may be) for Equity Plan Shares purchased pursuant to this Article 8 may be satisfied by the delivery to the Participant, at the sole option and discretion of Smart Tech, of either:

(a)	a cash payment in the amount of the Repurchase Proceeds; or

(b)	a cash payment of an amount up to or equal to the Participant’s then outstanding Participant Loan, if any, with the balance to be satisfied by the delivery of a subordinated, term promissory note of Smart Tech or Call Co. (as the case may be) bearing interest at a rate equal to the then current Prime Rate; which promissory note shall be for a term of not more than five years, be repayable in equal instalments on the anniversary of the Repurchase Date, and, at the sole discretion of the Administrator, may be required to be subordinate in interest to any indebtedness of Smart Tech then outstanding.

In the event that Smart Tech elects to satisfy the Repurchase Proceeds by delivery of a promissory note pursuant to subsection 8.7(b) above, the terms of such promissory note shall include a guarantee of the obligation represented by such promissory note by Smart Tech.

9.	DISTRIBUTIONS

9.1	Subject to the terms of the Pledge Agreement, all cash dividends, distributions or other amounts paid in respect of Equity Plan Shares owned by a Participant shall be applied by Smart Tech, on behalf of the Participant, first to the repayment of any accrued and unpaid interest outstanding and thereafter to the payment of the principal amount then outstanding of the Participant Loan; and the Participant hereby:

(a)	irrevocably directs Smart Tech or Call Co. (as the case may be) to apply such amounts; and

(b)	covenants that it will deliver any such further directions to third-parties as may be required in connection with a Liquidity Event so that such amounts will be paid to, or may be applied by, Smart Tech accordingly.

9.2	Subject to the terms of the Pledge Agreement, any non-cash dividends or other distributions paid in respect of Equity Plan Shares shall be paid to the Participant.

10.	AMENDMENT AND TERMINATION OF THE PLAN

10.1	Subject to Section 8.2(c), from time to time the Administrator may without the consent of any shareholder or Participant, subject to any requisite regulatory approvals, amend or waive any provisions of this Plan provided, however, that no such amendment of, or waiver in respect of, this Plan and no termination of this Plan pursuant to Section 10.2 hereof shall: (i) divest any Participant of his or her rights in respect of and entitlement to the Equity Plan Shares owned or to the proceeds from the sale or redemption of such Equity Plan Shares provided for in Section 7 and/or Section 8 hereof; or (ii) have the effect of altering the terms of interest payment or principal repayment under the Loan Agreement without the prior written consent of the Participant; or (iii) otherwise be materially adverse in interest to the rights of the Participants as holders of Equity Plan Shares and provided further, however, that notwithstanding any other provision of the Plan or any Loan Agreement or Pledge Agreement, without the approval of the shareholders of the Corporation no amendment will be made that would:

(a)	increase the total number of Equity Plan Shares available for issuance under the Plan;

(b)	extend the term of any Participant Loan benefiting an insider of the Corporation; or

(c)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement.

10.2	The Board of Directors may terminate this Plan at any time.

11.	RESTRICTIONS ON TRANSFER

11.1	Notwithstanding any other provision of this Plan, without the prior written consent of the Administrator, a Participant shall not transfer or otherwise change the registered ownership of any Equity Plan Shares.

12.	DETERMINATION OF FAIR MARKET VALUE

12.1	For the purposes of this Plan, the Fair Market Value per Equity Plan Share at any time means “market price” as defined in Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids.

12.2	Any determinations of Fair Market Value made in accordance with this Section 12 shall be final and binding for the purposes of this Plan.

13.	GENERAL

13.1	The directors and/or the appointed corporate officers of Smart Tech are hereby authorized to sign and execute all instruments and documents and do all things necessary or desirable for carrying out the provisions of this Plan.

13.2	This Plan is established under the laws of the Province of Alberta and the federal laws of Canada applicable therein and the rights of all parties and the construction and effect of each and every provision of this Plan shall be according to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

13.3	This Plan shall enure to the benefit of and be binding upon Smart Tech, its successors and assigns. Prior to repayment in full of the Participant Loan, the rights and interest of each Participant hereunder shall not, except with the prior written consent of the Administrator (which may be withheld in the Administrator’s absolute and sole discretion) be transferable or alienable by assignment or in any other manner whatsoever except to Smart Tech and, during the Participant’s lifetime, shall (except with the prior written consent of the Administrator which may be withheld in its absolute discretion) be vested only in him, but shall enure to the benefit of and be binding upon the Participant’s legal personal representatives.

13.4	This Plan is adopted subject to any required regulatory approvals.

13.5	Subject to the provisions herein set forth, none of the benefits, payments, proceeds, allocations, claims or rights of the Participant hereunder shall be subject to any claim of any creditor of the Participant, nor shall the same be subject to attachment or garnishment or other legal process by any creditor of the Participant, nor shall the Participant have the right to alienate, anticipate, commute, pledge, transfer, encumber or assign any of the benefits, payments, proceeds, allocations, claims or rights to which the Participant is entitled, contingently or otherwise, under this Plan.

13.6	The establishment and implementation of this Plan shall not constitute an enlargement of any rights which the Participant has apart from this Plan. The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between SMART and its Subsidiaries and the Participant, or to be consideration for or an inducement or condition of, any employment. Nothing contained herein shall be deemed to give the Participant the right to be employed by or retained in the service of SMART or its Subsidiaries or to interfere with the right of SMART or its Subsidiaries to terminate or discharge, with or without Cause, the Participant at any time.

13.7	It is expressly understood and agreed by the Participant that, except for its wilful misconduct, gross negligence or fraud, none of SMART or its Subsidiaries, the Administrator or any member of the Board of Directors shall be in any way subject to any legal liability to the Participant, for any cause or reason or thing whatsoever, in connection with this Plan, and the Participant hereby releases SMART and its Subsidiaries, the Administrator, the members of the Board of Directors and their directors, officers, employees, agents and affiliates, successors and assigns, heirs and personal representatives, as applicable, from any and all liability or obligation in any action or proceeding involving this Plan.

14.	NOTICE

14.1	Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

(a)	delivering it personally to the Participant or the person claiming or deriving rights through him or her, as the case may be; or

(b)	mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the address, which is maintained for the Participant in the records of Smart Tech.

14.2	Any payment, notice, statement, certificate or instrument required or permitted to be given to Smart Tech or the Administrator shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to Smart Tech at the following address:

Smart Technologies Inc.

3636 Research Road NW

Calgary, Alberta T2L 1Y1

Attention:     Jeff Losch, Vice President, Legal and General Counsel

Facsimile:    (403) 407-4898

or to such other person or in such other manner as is notified to a Participant.

14.3	Any payment, notice, statement, certificate or instrument referred to in Sections 14.1 and 14.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the fourth Business Day following the date on which it was mailed.

15.	LIABILITY AND INDEMNIFICATION OF ADMINISTRATOR

15.1	The Administrator shall not be liable for any action or determination made in good faith in connection with this Plan and the Administrator shall be entitled to indemnification and reimbursement from Smart Tech, as the case may be, in respect of any claim relating thereto.

16.	RIGHT TO FUNDS

16.1	Amounts payable to any Participant under this Plan shall be a general, unsecured obligation of Smart Tech or Call Co. (as the case may be). The right of the Participant to receive payment pursuant to this Plan shall be no greater than the right of other unsecured creditors of Smart Tech or Call Co. (as the case may be).

17.	DATE OF PLAN

17.1	This Plan is amended and restated effective as of the 19th day of December, 2012.

AMENDED AND RESTATED as of the 19th day of December, 2012.

SMART TECHNOLOGIES INC.

Per:

SCHEDULE “A”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

PARTICIPATION ELECTION

In accordance with the terms and conditions of the Amended and Restated Participant Equity Loan Plan (the “Plan”) of Smart Technologies Inc. (“Smart Tech”) dated as of December 19, 2012, the undersigned has been advised that the undersigned is eligible to participate in the Plan commencing             , 20     and is eligible to purchase up to                      common shares of Smart Tech (the “Equity Plan Shares”). Defined terms used herein have the same meaning attributed to them in the Plan.

The undersigned hereby requests:

(i)	to borrow, in the form of a Participant Loan, the amount of $ for the purpose of purchasing Equity Plan Shares under and subject to the terms and conditions of the Plan and the Loan Agreement; and

(ii)	to purchase Equity Plan Shares under the Plan, with such Equity Plan Shares to be held pursuant to and in accordance with the terms and conditions of the Plan, the Pledge Agreement and the Voting Trust Agreement.

The undersigned hereby acknowledges that the undersigned has received a copy of the Plan and agrees to comply with the terms and conditions thereof.

DATED this      day of             , 20    .

(Insert Name of Participant)

SCHEDULE “B”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

SHARE REPURCHASE AND RESTRICTION CRITERIA

EMPLOYMENT TERMINATION EVENT

In connection with the repurchase by Call Co., at the direction of Smart Tech, of Equity Plan Shares then owned by a Participant pursuant to Section 8.1, if the employment of a Participant ceases, at any time during the Term of the Plan such former Participant shall be entitled to receive proceeds in connection with the purchase and sale or redemption of such Equity Plan Shares to the extent that the right to purchase is exercised by Call Co., at the direction of Smart Tech, pursuant to Section 8.1(a) in respect of the number of Unrestricted Shares specified by Smart Tech in the Repurchase Notice at Fair Market Value per Equity Plan Share.

RESTRICTION CRITERIA

For the purpose of the Plan, the number of Unrestricted Shares and Restricted Shares owned by a Participant as of specific date shall be determined as follows:

Type	Number or Percentage of Equity Plan Shares that become Unrestricted

Time Based

Of the aggregate number of Equity Plan Shares purchased by or on behalf of a Participant under the Plan, 8% shall become unrestricted on each of the first, second, third, fourth and fifth anniversary of the date which is the later of:

(i)     August 27, 2007; and

(ii)    the start date of the Participant’s employment with SMART or a Subsidiary thereof,

provided that such Participant:

(a)     is an employee of, or in the service of, SMART or a Subsidiary of SMART as of such anniversary date; and

(b)     shall have performed the duties of his or her position for, on a cumulative basis, not less than 250 days in the 12-month period preceding the respective anniversary date.

Performance Based	Of the aggregate number of Equity Plan Shares purchased by or on behalf of a Participant under the Plan, the percentage of those Equity Plan Shares specified below shall become unrestricted on the occurrence or completion of a Liquidity Event based on the prescribed return on Invested Capital multiple realized by the Initial Shareholders in

Type	Number or Percentage of Equity Plan Shares that become Unrestricted
	connection with the completion of such Liquidity Event; provided that, in each case, a pro rata portion of Equity Plan Shares shall become unrestricted for mid-multiple achievements in connection with the Liquidity Event:

	Return on Invested Capital Multiple	% of Equity Plan Shares
	Less than 3x	0%
	3x	20%
	4x	40%
	5x or greater	60%

* “Return on Invested Capital Multiple” shall be calculated at the time of a Liquidity Event as a quotient; the numerator of which shall be the sum of: (i) the value of all common shares of Smart Tech owned directly or indirectly by the Initial Shareholders: (ii) the value of outstanding shareholder loans (including accrued interest thereon); (iii) the value of cumulative preferred shares owned by the Initial Shareholders (including unpaid dividends, if any); and (iv) any principal payments or interest payments on shareholder loans or redemption of preferred shares or dividend payments made prior to a Liquidity Event; and the denominator of which shall be the Invested Capital.

SCHEDULE “C”

LOAN AGREEMENT

Filed as Exhibit 4.11 to SMART Technologies Inc.’s Form 20-F, filed with the SEC on June 27, 2013, and incorporated herein by reference.

SCHEDULE “D”

PLEDGE AGREEMENT

Filed as Exhibit 4.12 to SMART Technologies Inc.’s Form 20-F, filed with the SEC on June 27, 2013, and incorporated herein by reference.

SCHEDULE “E”

VOTING TRUST AGREEMENT

Not Applicable.

SCHEDULE “F”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

SELECT PARTICIPANT PROVISIONS

1.	Payment of Change of Change of Control Proceeds. The Select Participant shall be required to sell or otherwise transfer any and all Unrestricted Shares then owned by the Select Participant for the Change of Control Proceeds, provided however, that such Change of Control Proceeds shall be paid or delivered to the Select Participants as follows:

(a)	the Select Participant shall, in connection with or on the date of completion of the Change of Control transaction (the “Closing Date”), receive one-third ( 1/3) of the Change of Control Proceeds;

(b)

the remaining two-thirds ( 2/3) of the Change of Control Proceeds relating to the Participant’s Unrestricted Shares (the “Deferred Change of Control Proceeds”) shall be placed into escrow and held by an Escrow Agent subject to the terms of an Escrow Agreement, which Escrow Agreement shall provide for, among other things, the release of the Deferred Change of Control Proceeds to the Select Participant in the following manner:

(i)

one-third ( 1/3) of the Change of Control Proceeds, together interest earned thereon (if any), shall be released by the Escrow Agent and paid or delivered to Select Participant on the date which is 180 days from the Closing Date; and

(ii)	the remaining one-third ( 1/3) of the Change of Control Proceeds shall be paid or delivered on the date which is one year from the Closing Date (the “Anniversary Date”),

provided that the Select Participant is an employee of or in the service of SMART (or a Subsidiary of SMART, as the case may be) as of the relevant date.

2.	Termination of a Select Participant’s Employment.

(a)	Involuntary Termination – In the event that a Select Participant’s employment or service with SMART (or any Subsidiary of SMART, as the case may be) ceases or is terminated at any time after the Closing Date but prior to the Anniversary Date, for any reason (including death, disability or retirement) other than:

(i)	termination for Cause; or

(ii)	such Select Participant voluntarily quits or resigns from their position with SMART (or a Subsidiary of SMART, as applicable),

the amount of any Deferred Change of Control Proceeds not yet paid to such Select Participant, together with interest earned thereon (if any), shall be released from Escrow and paid or delivered to the Select Participant (or in the event of death or disability, as applicable, to such Participant’s legal representative).

(b)	Voluntary Termination or Termination for Cause – In the event that a Select Participant’s employment or service with SMART (or any Subsidiary of SMART, as the case may be) ceases or is terminated at any time after the Closing Date but prior to the Anniversary Date as a result of (i) the termination of such Select Participant by SMART (or a Subsidiary of SMART, as applicable) for Cause, or (ii) such Select Participant voluntarily quits or resigns from their position with SMART (or a Subsidiary of SMART, as applicable), such Select Participant shall forfeit his or her right to receive the amount of any Deferred Change of Control Proceeds not yet paid to such Select Participant, together with interest earned thereon (if any).

3.	Acceleration of Time Based Shares for Select Participants. Notwithstanding the provisions of Schedule “B” attached hereto, in the event that the Change of Control Closing Date occurs on or prior to the fifth anniversary of the Plan, for the purposes of determining the number of Equity Plan Shares owned by the Select Participant that will be Unrestricted Shares, an additional 8% of the Equity Plan Shares then owned by the Select Participant shall become Unrestricted Shares for the purposes of Section 1 above.

4.	Amendment of Select Participant’s Participant Loans. To the extent that, as of the Change of Control Closing Date, any amount of the Select Participant’s Participant Loan remains outstanding, the Select Participant and Smart Tech hereby acknowledge and agree that the terms of such Select Participant’s Participant Loan shall be amended to appropriately reflect and provide for the repayment of the Participant Loan in a manner that reflects the terms relating to the payment of the Change of Control Proceeds to the Select Participant in accordance with the provisions of Section 8.2(f) and this Schedule “F”.

5.	Cash Deferred Change of Control Proceeds. To the extent any portion of the Deferred Change of Control Proceeds includes cash, such cash amount shall be placed into an interest bearing account in the name of the Escrow Agent.

SCHEDULE “G1”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

UNDERTAKING FOR CONTINUING PARTICIPANT

Reference is made to the Amended and Restated Participant Equity Loan Plan (the “Plan”) of Smart Technologies Inc. (“Smart Tech”) dated as of December 19, 2012. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.

In accordance with the terms and conditions of the Plan, the Continuing Participant hereby undertakes and acknowledges that:

(iii)	the First Installment Bonus will be used by Smart Tech to repay a portion of the Participant Loan;

(ii)	the Second Installment Bonus will be used by Smart Tech to repay a portion of the Participant Loan; and

(iii)	in the event the Continuing Participant sells any of the Equity Plan Shares, the Continuing Participant will pay an amount equal to the gross proceeds from the sale of such Equity Plan Shares to Smart Tech prior to 5:00 p.m. (Calgary time) on the fifth day following the sale of such Equity Plan Shares, such amount to be used by Smart Tech to pay down the Participant Loan.

The undersigned hereby acknowledges that the undersigned has received a copy of the Plan, as amended and restated December 19, 2012 and agrees to comply with the terms and conditions thereof.

DATED this      day of             , 20    .

}

Witness		(Insert Name of Participant)

SCHEDULE “G1”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

UNDERTAKING FOR TRANSITIONAL PARTICIPANT

Reference is made to the Amended and Restated Participant Equity Loan Plan (the “Plan”) of Smart Technologies Inc. (“Smart Tech”) dated as of December 19, 2012. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.

In accordance with the terms and conditions of the Plan, the Transitional Participant hereby undertakes and acknowledges that:

(iv)	the First Installment Bonus will be used by Smart Tech to repay a portion of the Participant Loan;

(ii)	the Transitional Payment will be used by Smart Tech to repay a portion of the Participant Loan;

(iii)	the Transitional Participant agrees to pay off the outstanding balance of the Participant Loan on or before the Departure Date and in the event the Transitional Participant has an outstanding Participant Loan after application of the First Installment Bonus and the Transitional Payment to repay the Participant Loan, the undersigned may direct Smart Tech to apply a portion of the Severance Pay to pay off the remaining balance of the Participant Loan; and

(iv)	the Transitional Participant agrees and acknowledges that in the event that Smart Tech exercises its option to purchase Unrestricted Shares pursuant to Section 8.1 of the Plan, the Repurchase Proceeds shall be applied first towards the repayment of the then outstanding Participant Loan pursuant to Section 8.1(c) and the excess Repurchase Proceeds, if any, shall be paid to the Transitional Participant.

The undersigned hereby acknowledges that the undersigned has received a copy of the Plan, as amended and restated December 19, 2012 and agrees to comply with the terms and conditions thereof.

DATED this      day of             , 20    .

}

Witness		(Insert Name of Participant)

SCHEDULE “G1”

SMART TECHNOLOGIES INC.

AMENDED AND RESTATED PARTICIPANT EQUITY LOAN PLAN

UNDERTAKING FOR TERMINATED PARTICIPANT

Reference is made to the Amended and Restated Participant Equity Loan Plan (the “Plan”) of Smart Technologies Inc. (“Smart Tech”) dated as of December 19, 2012. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.

In accordance with the terms and conditions of the Plan, the Participant hereby undertakes and acknowledges that:

(v)	the Termination Payment will be used by Smart Tech to repay a portion of the Participant Loan;

(iii)	the Terminated Participant agrees to pay off the outstanding balance of the Participant Loan on or before the Departure Date and in the event the Terminated Participant has an outstanding Participant Loan after application of the Termination Payment to repay the Participant Loan, the undersigned may direct Smart Tech to apply a portion of the Severance Pay to pay off the remaining balance of the Participant Loan; and

(iii)	the Terminated Participant agrees and acknowledges that in the event that Smart Tech exercises its option to purchase Unrestricted Shares pursuant to Section 8.1 of the Plan, the Repurchase Proceeds shall be applied first towards the repayment of the then outstanding Participant Loan pursuant to Section 8.1(c) and the excess Repurchase Proceeds, if any, shall be paid to the Terminated Participant.

The undersigned hereby acknowledges that the undersigned has received a copy of the Plan, as amended and restated December 19, 2012 and agrees to comply with the terms and conditions thereof.

DATED this      day of             , 20    .

}

Witness		(Insert Name of Participant)